Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

United Community Bancorp

Lawrenceburg, Indiana

We consent to incorporation by reference in Registration Statement No. 333-186075 and 333-186074 on Form S-8 of United Community Bancorp of our Report of Independent Registered Public Accounting Firm, dated September 27, 2016, on the consolidated statements of financial condition of United Community Bancorp as of June 30, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the two years in the period ended June 30, 2016 which reports appear in the 2016 annual report on Form 10-K of United Community Bancorp.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

September 27, 2016